                                                                   EXHIBIT 10.12


                                 DOVEBID, INC.
                            1241 E. Hillsdale Blvd.
                            Foster City, CA 94404
                                (650) 571-7400

March 24, 2000

Robert Levy
21415 Civic Center Drive
Southfield, Michigan 48076

Re:  Employment Agreement
     --------------------

Dear Robert:

     On behalf of DoveBid, Inc. ("DoveBid"), I am pleased and delighted to confirm the terms of our agreement for you to become a full-time DoveBid employee (this "Agreement").

     Your title and position with DoveBid initially will be President of the International Division of DoveBid's Auction Services Business. Your duties will be as assigned by DoveBid's President and Chief Executive Officer, or his or her designee. Your employment will commence on March 24, 2000.

     So long as you remain employed by DoveBid, you will be provided with notices of, and be entitled to attend, as an observer, all meetings of DoveBid's Board of Directors and the Executive Committee of DoveBid (the "Board"); provided, however, that DoveBid reserves the right to exclude you from any Board meeting or portion thereof, and/or deny you access to any material, if the Board determines in good faith that your attendance at such meeting or access to such material could adversely affect DoveBid whether by way of adversely affecting the attorney-client privilege between DoveBid and its counsel, compromising the disclosure of confidential information of DoveBid or otherwise. You agree to keep all materials and information learned as a result of your attendance at any Board meeting strictly confidential regardless of whether you are employed by DoveBid. On your execution of this letter, DoveBid's Chief Executive Officer will recommend to DoveBid's shareholders that you be appointed to serve as a director of DoveBid.

     Your initial salary will be $225,000 per year, which will be paid in accordance with DoveBid's normal payroll procedures. All payments to you will be subject to legally required withholding. It is DoveBid's policy to review and adjust compensation levels periodically.

     You will also be eligible for a year-end guaranteed bonus of $100,000. In addition to your salary, you will be eligible to participate in the employee benefits generally made available to our full-time employees from time to time. At the present time, those benefits include health and dental insurance, life insurance, vacation and sick pay in accordance with applicable benefit plans and DoveBid's written policies, as they may be amended from time to time in DoveBid's discretion.

     Subject to approval by the Board of Directors of DoveBid, Inc., we are also pleased to confirm that your compensation package will include a stock option for 200,000 shares of DoveBid, Inc.'s common stock with an exercise price per share equal to a share's fair market value on the date of grant, which will be an incentive stock option to the extent permitted by law. Your stock options will be subject to the terms of DoveBid, Inc.'s 1999 Stock Option Plan (the Plan includes vesting restrictions, restrictions on exercise and restrictions on transfer of shares) and will be conditioned on your execution of a Stock Option Agreement related to your options.

     As a condition of your employment, you will be expected to comply with all of DoveBid's policies and procedures, as may be modified from time to time in DoveBid's discretion (including our policies protecting other employees against discrimination and sexual harassment). Please refer to DoveBid's Employee Handbook for details regarding those policies and procedures. Also, you will execute DoveBid's Employee Confidentiality and Proprietary Information Agreement, a copy of which is attached.

     You will devote your best efforts to the performance of your job for DoveBid. During the term of your employment by DoveBid, you will devote your full time and attention to the business of DoveBid, as directed by DoveBid, and will not, without DoveBid's prior written consent, engage in any other business activity that would interfere with the performance of your job with DoveBid (except that you may (i) hold an ownership interest in Levy/Latham, LLC, a Delaware limited liability company ("Levy Latham") and may have high level executive management responsibilities to Levy Latham and attend high level executive management meetings (so long as such responsibilities and activities do not interfere or conflict with your duties as an employee of DoveBid (or any subsidiary of DoveBid) or compete with the current business of DoveBid; provided that if DoveBid determines in its reasonable discretion that the business of Levy Latham competes with DoveBid, then you agree to divest your ownership interest in Levy Latham within a reasonable time of such determination, and you further agree that if such divestiture has not been completed within 90 days of the determination then you will cease all management participation in Levy Latham, (ii) hold that certain Warrant to Purchase Common Stock originally issued to Norman Levy Associates, Inc. under that certain Strategic Alliance Agreement dated as of February 28, 2000 by and between the Company and TradeOut.com, Inc. or any shares issued thereunder, and (iii) own less than one percent (1%) of the publicly traded securities of a public company). In particular and except as provided in the preceding sentence, during the term of your employment by DoveBid, you will not engage in any business competing with that of DoveBid, nor support (by way of investment or otherwise) any activity that is competitive with DoveBid's business or poses a conflict of interest with DoveBid's business. You will disclose to the Company in writing any other employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

     This Agreement will have a four year term. Upon termination of your employment by you or DoveBid at any time and for any reason, you will be entitled to receive the salary and other benefits set forth in this letter through the date of such termination of employment. If your employment is terminated by DoveBid without Cause (as defined below), or if you terminate your employment for Good Reason (as defined below), during the term of this Agreement, you will also be entitled to receive severance compensation equal to six months of base salary and a pro rata portion of your guaranteed bonus (based on the number of months you were employed during the year of such termination) payable upon such termination of employment. Other than as provided in this paragraph and by law, on termination of employment you will not be entitled to receive any other payment, compensation or other benefits.

     For purposes of this Agreement, "Cause" means: (a) your material breach of this Agreement (except for breaches concerning the performance of Employee's duties of his employment, which are covered by clause (b) below) or your Employee Confidentiality and Proprietary Information Agreement, or your failure or refusal to comply in any material respect with DoveBid's material policies and procedures, (b) your gross negligence in the performance of, or your willful failure or refusal to perform, the material duties of your employment, if, within ten (10) business days following notice to you from DoveBid describing such gross negligence, failure or refusal, you fail to correct such behavior, provided it reasonably can be corrected within such time, or (c) your commission of a felony (other than a felony involving the operation of an automobile), or any fraudulent or unlawful act which is detrimental to the reputation of DoveBid, or any act or attempt to intentionally injure DoveBid, including your theft or embezzlement of DoveBid's assets or proprietary information; provided that in the case of clause (c), if you are ultimately exonerated of the act which gave rise to such termination, you shall be reinstated in your position of employment. For purposes of this Agreement, "Good Reason" means: (a) a reduction in your base salary or guaranteed bonus, without your prior consent, other than reductions in salary of up to 5% which occur on a company-wide basis and which do not adversely affect you materially more than DoveBid's other employees generally, or (b) a requirement by DoveBid that you relocate your principal location of employment more than 30 miles from its current location, without your prior consent, or (c) David Levy's employment with the Company is terminated by the Company without "Cause" or by David Levy for "Good Reason."

     In the event of a dispute between DoveBid and you arising out of your employment or the termination of your employment, we each agree to submit our dispute to binding arbitration in accordance with the Employment Dispute Resolutions Rules of the American Arbitration Association. This means that there will be no court or jury trial of disputes between us concerning your employment or the termination of your employment to the fullest extent permitted by law. While this Agreement to arbitrate is intended to be broad (and covers, for example, claims under state and federal laws prohibiting discrimination on the basis of race, sex, age, disability, family leave, etc.) to the fullest extent permitted by law, it is not applicable to your rights under the California Workers' Compensation Law, which are governed under the special provisions of that law, or to enforcement of the attached agreement concerning confidential information and ownership of inventions. This Agreement shall be governed by California law, without regard to conflicts of law principles.

              [The rest of this page is intentionally left blank.]

     We are very excited about your joining us. Please sign and return a copy of this letter and the attached Employee Confidentiality and Proprietary Information Agreement, keeping a copy of each for your records. The terms set forth in this Agreement are intended to supersede all prior agreements, undertakings and representations concerning the subject matter of this letter.

     We look forward to you becoming a member of our team!

                                  Sincerely,

                                  DoveBid, Inc.


                                    /s/ Anthony Capobianco
                                  ----------------------------------
                                  Anthony Capobianco
                                  Vice President and General Counsel



I understand and agree to the above terms.

/s/ Robert Levy
------------------------------------------------
Robert Levy

             CONFIDENTIALITY AND PROPRIETARY INFORMATION AGREEMENT
             -----------------------------------------------------

          This Confidentiality and Proprietary Information Agreement ("Agreement") is made this 24th day of March, 2000 by and between DoveBid, Inc., a Delaware corporation, on its behalf and on behalf of all of its subsidiaries, affiliates and joint venture partners (the "Company") and Robert Levy ("Employee").

          In consideration of the mutual promises set forth in this Agreement, the employment or continued employment of Employee by the Company, the payment by Company to Employee of agreed upon compensation, and for other good and valuable consideration, the parties agree as follows:

1.   NON-DISCLOSURE
     --------------

     1.1 Employee understands that employment with the Company is a relationship of trust and confidence and pledges utmost diligence to protect and keep the Company's trade secrets and confidential or proprietary information.

     1.2. The terms "trade secrets," "confidential information," and "proprietary information," shall be broadly defined and include, but are not limited to, the Company's files, records, contracts and agreements, documents, customer information, client lists, financial information, sales and marketing plans and forecasts, patent or copyright information, trademarks, business relationships, business strategies, technical know how, processes, techniques, procedures, unique expertise, software, databases, employee information, and other such information of a confidential nature, all of which are the property of and of great value to the Company in connection with its business.

     1.3. Employee shall not, either during employment or afterwards, directly or indirectly, use for any purpose, disclose to any person or entity, acquire by improper means, or otherwise misappropriate, any of the Company's (its customers', contractors' or others with whom Company has a business relationship) trade secrets, confidential or proprietary information, whether or not the information is acquired, learned, or developed by Employee alone or in conjunction with others, except in the event and to the extent employee is compelled by legal process to disclose and such information in accordance with
Section 1.6 hereof. By disclosing information to Employee, the Company does not grant any express or implied right to Employee to or under any trade secret, confidential or proprietary information.

     1.4 Employee agrees not to copy, take, or remove any of the Company's trade secrets, confidential or proprietary information. Upon (a) the voluntary or involuntary termination of employment with the Company for whatever reason; or (b) at any time the Company demands, Employee shall promptly deliver to the Company at his or her sole cost any and all of the Company's trade secret, confidential or proprietary information in Employee's possession or under Employee's control, including any copies thereof.

     1.5 Employee agrees to respect any trade secrets or confidential information of its former employers, business associates, or any others. Employee agrees to respect the Company's express direction not to disclose to the Company, its officers, or its employees any such information so long as it remains confidential.

     1.6 Should Employee during his or her employment with the Company or thereafter, receive a subpoena or other court, administrative body or governmental document requesting the disclosure of the Company's trade secrets, confidential or proprietary information, or the delivery of any documents as to such matters, then in such case Employee shall promptly give written notice to the Company of such matter. Employee shall reasonably cooperate without charge with the Company should the Company wish to act in or contest such matter, and Employee shall in such regard execute all documents reasonably requested by the Company.

2.   UNFAIR COMPETITION
     ------------------

     2.1. Employee agrees that while employed by the Company, Employee will not, directly or indirectly, engage or participate in any business that is in competition in any manner whatsoever with the business or contemplated business of the Company (except that Employee may (i) hold an ownership interest in Levy/Latham, LLC, a Delaware limited liability company ("Levy Latham") and may have high level executive management responsibilities to Levy Latham and attend high level executive management meetings (so long as such responsibilities and activities do not interfere or conflict with Employee's duties as an employee of DoveBid (or any subsidiary of DoveBid) or compete with the current business of DoveBid; provided that if DoveBid determines in its reasonable discretion that the business of Levy Latham competes with DoveBid, then Employee agrees to divest his ownership interest in Levy Latham within a reasonable time of such determination, and Employee further agrees that if such divestiture has not been completed within 90 days of the determination then Employee will cease all management participation in Levy Latham, (ii) hold that certain Warrant to Purchase Common Stock originally issued to Norman Levy Associates, Inc. under that certain Strategic Alliance Agreement dated as of February 28, 2000 by and between the Company and TradeOut.com, Inc. or shares issued thereunder, and
(iii) own less than one percent (1%) of the publicly traded securities of a public company).

     2.2. Employee further agrees that during the term of employment with the Company, and for a period of one (1) year from the voluntary or involuntary termination of employment with the Company for any reason whatsoever, Employee shall not, either personally or in conjunction with others, call on, solicit, induce, or attempt to call on, solicit, or induce any existing customer or prospect of the Company (a) to cease doing business in whole or in part with or through the Company, or (b) to do business with any other person, firm, partnership, corporation, or other entity which performs services materially similar to or competitive with those provided by the Company (except that Employee may (i) hold an ownership interest in Levy/Latham, LLC, a Delaware limited liability company ("Levy Latham") and may have high level executive management responsibilities to Levy Latham and attend high level executive management meetings (so long as such responsibilities and activities do not interfere or conflict with Employee's duties as an employee of DoveBid (or any subsidiary of DoveBid) or compete with the current business of DoveBid; provided that if DoveBid determines in its reasonable discretion that the business of Levy Latham competes with DoveBid, then Employee agrees to divest his ownership interest in Levy Latham within a reasonable time of such determination, and Employee further agrees that if such divestiture has not been completed within 90 days of the determination then Employee will cease all management participation in Levy Latham, (ii) hold that certain Warrant to Purchase Common Stock originally issued to Norman Levy Associates, Inc. under that certain Strategic Alliance Agreement dated as of February 28, 2000 by and between the Company and TradeOut.com, Inc. or shares issued thereunder, and (iii) own less than one percent (1%) of the publicly traded securities of a public company).

     2.3. Employee further agrees that during the term of employment with the Company and for a period of one (1) year from the voluntary or involuntary termination of employment with the Company for any reason whatsoever, Employee shall not, either for personal benefit or for any person, firm, partnership, corporation, or other entity to (a) solicit, interfere with, or endeavor to cause any employee of the Company to leave such employment, or (b) otherwise induce or attempt to induce any such employee to terminate employment with the Company.

3.   GENERAL PROVISIONS
     ------------------

     3.1. Reasonableness of Restrictions -- Employee has carefully read and considered the Agreement and, having done so, understands and agrees that the restrictions set forth in this Agreement are fair and reasonable and are reasonably required to protect the Company.

     3.2. Remedies -- In addition to all of the remedies otherwise available to the Company, including, but not limited to, recovery from Employee of damages and reasonable attorney's fees incurred in the enforcement of this Agreement, the Company shall have the right to injunctive relief to restrain and enjoin any actual or threatened breach of any provision of this Agreement. All of the Company's remedies for the breach of this Agreement shall be cumulative and the pursuit of one remedy shall not be deemed to exclude any other remedies. The Company shall be entitled to recover all of its costs and attorney's fees from Employee in any action brought to enforce any right or duty created by this Agreement.

     3.3. Burden and Benefit -- This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns, and upon Employee and Employee's successors and assigns. The Company shall have the absolute right to assign its rights hereunder.

     3.4. Separate Covenants -- This Agreement shall be deemed to consist of a series of separate covenants. Should a determination be made by a court of competent jurisdiction that the character, duration, or scope of any provision of this Agreement is unreasonable in light of the circumstances as they then exist, then this Agreement shall be construed by the court in such a manner as to impose only those restrictions on Employee's conduct which are reasonable in light of the circumstances as they then exist and as are necessary to assure the Company of the intended benefit of this Agreement.

     3.5. Severability -- The provisions of this Agreement shall be deemed severable and should any part, term, or provision of this Agreement be construed by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality and enforceability of the remaining terms shall not be affected thereby.

     3.6. Choice of Law -- This Agreement shall be governed by the laws of the State of California, without regard to choice of law principles.

     3.7. Employment Termination -- Nothing in this Agreement shall be interpreted to impair Employee's right or the right of the Company to terminate the employment relationship.

     3.8. Post-Termination Obligations -- Employee agrees and understands that the obligations under this Agreement will continue whether or not employment with the Company is terminated voluntarily or involuntarily, or with or without cause.

     3.9. Modifications -- This Agreement replaces any and all previous agreements relating to the same or similar subject matter which may have been entered into with the Company with respect to employment by the Company. This Agreement may not be changed, modified, released, discharged, abandoned, or otherwise terminated, in whole or in part, by any verbal statements, representations, or other agreements made by any other employee of the Company, or by any written document signed by any employee of the Company, except an instrument in writing signed by an officer or other authorized representative of the Company.

     3.10. Independent Legal Advice -- The Employee acknowledges that the provisions contained herein have been reviewed thoroughly and that an opportunity was provided to obtain independent legal advice prior to the execution of this Agreement.



Employee:                             DoveBid, Inc.


________________________________      By:  ______________________________
Name: Robert Levy                     Name: Anthony Capobianco
                                      Title: Vice President and General Counsel

                                                                       Exhibit D
                                                       Form of Release of Claims

                               RELEASE OF CLAIMS

     This Release of Claims (this "Release") is made and entered into as of March 24, 2000 by Robert Levy (the "Releasor") in favor of Norman Levy Associates, Inc., an Michigan corporation (the "Company") and Robert Carl Corporation, a Michigan corporation ("Robert Carl") and their respective subsidiaries and affiliates, and all of their respective directors, officers, stockholders, owners, members, managers, agents, partners, employees, attorneys, and subscribers in their capacities as such (collectively, the "Released Parties").

     Releasor is a party to that certain Stock Purchase Agreement, dated as of March 24, 2000 (the "Stock Purchase Agreement"), by and among DoveBid, Inc., a Delaware corporation ("DoveBid"), the Company, Robert Levy, David Levy and the Norman Levy Qualified Terminable Interest Marital Trust, a trust formed under the laws of Michigan.

     It was a material inducement to DoveBid's execution of, and a condition precedent to DoveBid's obligation to consummate the transactions contemplated by, the Stock Purchase Agreement, that Releasor execute and deliver to DoveBid and Released Parties this Release effective immediately prior to the Closing.

     Now, therefore, the Releasor agrees as follows:

     1.   Release.
          -------

          1.1 In consideration of DoveBid's execution, delivery and performance of the Stock Purchase Agreement, Releasor, on behalf of Releasor and Releasor's heirs, family members, executors, trustees, agents, attorneys, beneficiaries, successors, and assigns, hereby fully and forever releases the Released Parties from, and agrees not to sue concerning, any and all claims, actions, obligations, duties, causes of action, whether now known or unknown, suspected or unsuspected, that Releasor may possess against the Released Parties based upon or arising out of or relating to any matter, cause, fact, thing, act, or omission whatsoever occurring or existing at any time prior to the date hereof (collectively, the "Released Matters"), including, without limitation,

               (1) any and all claims relating to or arising from any indebtedness of the Company, its subsidiaries or affiliates to Releasor;

               (2) any and all claims relating to, or arising from, Releasor's right to purchase, or actual purchase of, shares of stock of the Company, including, without limitation, any claims of fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

               (3) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied;

promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

               (4) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act, and the California Fair Employment and Housing Act, and Labor Code section 201, et. Seq., or any other laws and regulations relating to employment or employment discrimination;

               (5) any and all claims for violation of the federal, or any state, constitution;

               (6) any and all claims for attorneys' fees and costs; and

               (7) any and all claims Releasor may have against any Released Party for any acts by any of them in their respective capacities as subsidiaries and affiliates, and all of their respective directors, officers, stockholders, owners, members, managers, agents, partners, employees, attorneys, and subscribers, occurring at any time prior to the effective time of this Release.

     Each of the parties agrees that the foregoing enumeration of claims released is illustrative, and the claims hereby released are in no way limited by the above recitation of specific claims, it being the intent of the parties to fully and completely release all claims of Releasor against the Released Parties whatsoever. Each of the parties agrees that the release set forth in this section will be and remain in effect in all respects as a complete general release as to the matters released. Notwithstanding the foregoing, this release does not extend to any obligations set forth in the Stock Purchase Agreement, the Convertible Subordinated Promissory Note and the employment agreement between DoveBid and the Releasor both entered into pursuant to the Stock Purchase Agreement or any indemnity obligation in favor of the Releasor under any employment agreement between the Company and the Releasor in effect as of the date of this release. Releasor acknowledges that this release is executed voluntarily and without any duress or undue influence, with the full intent of releasing all claims.

          1.2 Releasor represents that it has no lawsuits, claims or actions pending in its name, or on behalf of any other person or entity, against any Released Party. Releasor also represents that it does not intend to bring any claims on its own behalf, or on behalf of any other person or entity, against any Released Party. Releasor represents that it has not previously assigned or transferred to any party any claim or right related to the Released Matters or any interest therein.

          1.3 Releasor represents that it is not aware of any claim against the Released Parties other than the claims that are released by this Agreement. Releasor acknowledges that it has been advised by legal counsel and is familiar with Section 1542 of the Civil Code of the State of California, which states:

          A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

     Releasor expressly waives any right or benefit which it has or may have under Section 1542 of the California Civil Code or any similar provision of the statutory or non-statutory law of any other jurisdiction to the full extent that it may lawfully waive those rights and benefits pertaining to the subject matter of this Release. Releasor acknowledges that in the future it may discover claims or facts in addition to or different from those that it now knows or believes to exist with respect to the subject matter of this Release, and that Releasor intends to fully, finally, and forever settle all of the Released Matters in exchange for the consideration provided for by the Stock Purchase Agreement. This Release will remain in effect as a full and complete release notwithstanding the discovery or existence of any additional claims or facts.

     2.   Entire Agreement.  This Release is the entire agreement among the
          ----------------
parties with respect to the subject matter of this Release and supersedes all prior negotiations and agreements.

     3.   Governing Law.  This Agreement shall be governed by the laws of the
          -------------
State of California, without regard to conflicts of laws principles.

     4.   Severability.  In the event that any one or more of the provisions
          ------------
contained herein will for any reason be held to be unenforceable in any respect under any statute, rule or law, such unenforceability will not affect any other provision of this Release, but, with respect only to the jurisdiction holding the provision to be unenforceable, this Release will then be construed as if such unenforceable provision or provisions had never been contained herein. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

     5.   Amendments; Waivers.  No provision of this Release may be changed,
          -------------------
waived, modified, discharged, or terminated except by a written instrument executed by Releasor and DoveBid. A party's failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.

     6.   Assignment; Successors; Beneficiaries.  No party may assign this
          -------------------------------------
Release or any of the rights, interests or obligations hereunder with the prior written approval of the other party; provided, that DoveBid may assign this Release without Releasor's prior approval in the event of a merger, consolidation or similar transaction involving DoveBid or in connection with a sale of all or substantially all of the assets of DoveBid. Any purported assignment in violation of this section shall be void. This Release shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Each Released Party other than DoveBid is an intended third party beneficiary of the provisions of this Release.

     7.   Interpretation.  The parties agree that each party has participated in
          --------------
the drafting of this Release and been fully represented by independent counsel. The parties further agree that California Civil Code Section 1654 shall have no application to this Release.

     8.   Specific Performance.  The parties hereto agree that it would be
          --------------------
extremely difficult to ascertain damages in the event of default of the terms of this Release, and each party hereto shall, therefore, be entitled to specific performance of the covenants, agreements, rights and obligations contained in this Release, together with such other rights and remedies available at law or in equity.

     9.   Arbitration and Attorneys' Fees.  Any dispute or controversy arising
          -------------------------------
under, out of, or in connection with this Release shall be resolved by binding arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction. In any arbitration or court proceeding to enforce any arbitration award made pursuant to this section, the prevailing party shall be entitled to recover from the other party its attorneys' fees and costs.

     10.  Headings; Counterparts.  Headings to sections in this Release are for
          ----------------------
the purpose of reference only and shall in no way limit, define, or otherwise affect the construction of this Release. This Release may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.


              [The rest of this page is intentionally left blank.]

     This Release is executed as of the date first written above.



                                    RELEASOR:


                                   -----------------------------------
                                    Robert Levy


Acknowledged and Accepted:

DOVEBID, INC.


By:--------------------------------------
Name: Anthony Capobianco
Title: Vice President and General Counsel